Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TransAtlantic Petroleum Ltd.

We hereby consent to the incorporation by reference in the registration statements of Form S-8 (Nos. 333-162814, 333-200705, and 333-232442) and on Form S-3 (Nos. 333-204376 and 333-203696) of Transatlantic Petroleum Ltd. of our report dated March 25, 2020 relating to the consolidated financial statements of the Company as of December 31, 2019 and 2018 and for each of the two years in the period ended December 31, 2019, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern.

/s/ RBSM LLP

New York, NY

March 25, 2020